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Exhibit 10.32

[Qwest Letterhead]

October 31, 2001

Mr. Drake Tempest
Executive Vice President and Chief Administrative Officer

Dear Drake:

I am pleased to offer you the following compensation terms, which were recently approved by the Qwest Compensation Committee:

1.
Base Salary: Your base salary will be revised from $400,000 to $600,000 per annum effective January 1, 2002.

2.
Supplemental Stock Option Grant: Your supplemental grants are listed below. For these two grants, your equity agreement documents will provide a "double trigger" so that in the event of a change of control and diminution of duties, these options would receive accelerated vesting.

2a.
Effective October 24, 2001, you will receive 200,000 Restricted Stock Shares as a one-time retention grant. This grant will vest at 25% per year according to the following schedule: February 1, 2003, February 1, 2004, February 1, 2005 and February 1, 2006. You must decide, within 30 days of this restricted grant, with regard to your tax election alternatives. Yash Rana will contact you to discuss these alternatives this week.

2b.
Effective October 24, 2001, you will also receive a non-qualified stock option grant of 600,000 options with a strike price of $16.81, the market close price on that date. These options will vest over four years at 25% per year.

  You will become eligible for the Company annual stock option program in 2003.

3.
Severance Terms: As an Executive Vice President, your severance terms have been revised to 18 months base salary and target bonus (from 12 months base salary and the current quarter's bonus paid at target). You are eligible for continued medical, dental and vision coverage at the employee rate, via COBRA, for the severance period, i.e. 18 months. The receipt of severance benefits is conditional upon you signing a complete waiver and release acceptable to Qwest.

Drake, thank you for your hard work and commitment to Qwest.

Sincerely,

/s/  IAN V. ZISKIN

Ian V. Ziskin
EVP, Chief Human Resources Officer

cc:
Joseph P. Nacchio
D. Colia/Personnel File

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  Exhibit 10.32